STADTAMT
SAALFELDEN

PUNKTATION

(Errichtung/Betrieb Sportanlage Bürgerau bis 2020)

abgeschlossen zwischen

- der **Stadtgemeinde Saalfelden am Steinernen Meer**, vertreten durch den Bürgermeister und den Vizebürgermeister, im folgenden Text auch kurz als Stadtgemeinde Saalfelden oder auch nur Gemeinde bezeichnet - einerseits und
- dem **Verein FC Pinzgau Saalfelden** andererseits - im Folgenden auch kurz FC Pinzgau oder bloß Verein genannt - mit folgenden Inhalten:

PRÄAMBEL

Die Stadtgemeinde Saalfelden und der FC Pinzgau treffen mit der Unterfertigung dieser Punktation auch eine grundsätzliche Aussage dahingehend, gemeinsam die erforderlichen finanziellen und personellen Anstrengungen zu übernehmen, um die sanierungsbedürftige Sportanlage Bürgerau baulich und betriebstechnisch auf eine neue zeitgemäße Basis zu stellen.

Dieses kommunal und sportlich sehr bedeutsame Vorhaben wird naturgemäß für die beiden Vertragsparteien ein aufwändiger und langfristiger gemeinsamer Weg werden. Man sitzt gemeinsam in einem Boot. Die Bereitschaft zur Offenheit und gegenseitigem Vertrauen sind eine unabdingbare Voraussetzung für das Gelingen dieser nachhaltigen Kooperation.

Nachdem bereits im Jahr 2017 mit der Neuerrichtung der Sportanlage Bürgerau begonnen werden wird, schließen der FC Pinzgau und die Stadtgemeinde Saalfelden hiermit eine vorübergehende partnerschaftliche Vereinbarung bis zum 31.12.2019.
Ziel der Vereinbarung ist eine enge Zusammenarbeit während der Abwicklung der Neuerrichtung, der Abrechnung und im ersten Jahr des Vollbetriebes der neuen Anlage, um im Anschluss an diese Punktation auf Basis der gewonnenen Erkenntnisse aus der Zeit bis 31.12.2019 einen weiteren Miet- oder Pachtvertrag mit einem entsprechenden Pachtzins abzuschließen.

Daraus resultiert als gemeinsame Prämisse, die Sportanlage auch außerhalb des laufenden Fußballbetriebes für Veranstaltungen, welche der gesamten Saalfeldener Bevölkerung zu Gute kommen, weiter zu entwickeln.

Der Verein ist bereit, sich im Rahmen seiner ehrenamtlichen sowie gemeinnützigen Tätigkeit, für eine umfassende Nutzung der Anlage zu bemühen und diese entsprechend zu vermarkten.

Oberstes gemeinsames Ziel ist es, dem ehrenamtlich tätigen Verein mit den eingeräumten Nutzungsrechten an der Anlage die Möglichkeit zu bieten, die im Rahmen der Neuerrichtung getätigten Investitionen zu refinanzieren und ihn in Richtung einer Selbsterhaltungsfähigkeit unabhängig von Subventionen der Stadt Saalfelden weiter zu entwickeln.
In diesem Zusammenhang erklärt sich der Verein ausdrücklich bereit, jährlich sämtliche entsprechenden wirtschaftlichen Zahlen gegenüber der Stadtgemeinde Saalfelden offen zu legen.
Diese grundsätzliche Informationsverpflichtung des FC Pinzgau gegenüber der Gemeinde gilt auch für Einzel- und Gesamtrechtsnachfolger sowie für alle Gesellschaften an denen der FC Pinzgau beteiligt ist.

1. Vertragsgegenstand; Errichtungs- und Ausstattungskosten

Die Stadtgemeinde plant bereits im Jahr 2017 den Neubau eines multifunktionellen Gebäudes in der Bürgerau süd-westlich des Rasen-Fußballplatzes. Die Errichtung dieser Räumlichkeiten bis zur Estrichoberkante erfolgt ausschließlich durch die Stadtgemeinde. Die zukünftigen Mieter/Pächter haben den jeweiligen Mietgegenstand ab der fertigen Estrichoberkante zu übernehmen.

Überwiegender Hauptmieter der neuen Anlage wird der FC Pinzgau sein. Auch der Waldkindergarten will sich mit 2 Räumen in das neue Gebäude einmieten.
Die an das neue Stadion angrenzenden Sportflächen sind nicht Gegenstand des Miet/Pachtvertrages. Die Bewirtschaftung dieser Rasenflächen verbleibt weiterhin zur Gänze bei der Gemeinde.
Im Sinne dieser Punktation wird aber der FC Pinzgau für vereinsinterne sowie für andere von ihm eingebrachten Platznutzungen (z.B. Trainingslager für Gastmannschaften) absoluter Vorrang eingeräumt. Lediglich Eigenbedarf der Gemeinde bzw. ihrerseits eingebrachte Platznutzungen gehen noch voraus. Bei diesbezüglichen Terminkollisionen ist umgehend zwischen den Vertragsparteien eine Einigung zu erarbeiten.

Die bisherigen gemeinsamen Überlegungen mit den zukünftigen Mietern haben zu den vorliegenden Planungen des Architektenbüro Sitka.kaserer.architekten vom 01.12.2016, Maßstab 1:200, geführt. Diese Planunterlagen sind auf den Seiten 6 - 11 (nicht maßstabsgetreu) ein integrierender Bestandteil der gegenständlichen Punktation.
In der ebenfalls beiliegenden Nutzflächenaufstellung der Bauabteilung der Stadtgemeinde (DI Johannes Mracsna vom 14.02.2017; s. Seite 6) wird das derzeit geplante Nutzungsverhalten auf der Grundlage des oben erwähnten Planstandes festgehalten. Geringfügige Abweichungen von diesem Planstand sind noch möglich.

Hinsichtlich der Aufteilung der Errichtungs- und Ausstattungskosten wird vereinbart, dass der Verein für die ihm zur exklusiven Alleinnutzung überlassenen Flächen sämtliche Errichtungskosten ab Estrich-Oberkante, sowie die Kosten der Einrichtung und die Kosten der Ausstattung der Gastronomie inkl. der Schankanlage übernimmt.
Für all jene Einrichtungen des Gebäudes, welche fest mit dem Gebäude verbunden sind (wie insbesondere Fliesen, Sanitär, Lichtschalter und alle damit im Zusammenhang stehenden elektrischen Vorkehrungen, etc.), werden die Errichtungskosten hingegen von der Stadtgemeinde übernommen.

2. Nutzung und Vermarktung

Grundlage ist die vorliegende Planung des Architektenbüro Sitka.kaserer.architekten vom 01.12.2016, Maßstab 1:200, (siehe unten Seiten 6 - 11; Beilagen 2/7 - 7/7):

2.1. Die relevanten Nutzungskategorien der Sportanlage sind:

- Exklusivnutzungsflächen des FC Pinzgau für den Verein und den Ligabetrieb (**rot markiert**)
- Exklusivnutzungsflächen der Stadtgemeinde (= **gelb markiert**; hsl. das gesamtes Untergeschoß abzüglich der Mietfläche des Waldkindergartens)
- Allgemeinflächen (Parkplätze, Gänge und Stiegenhäuser; öffentlich zugängliche WC-Anlagen im westlichen Bereich des Erdgeschosses; Tribünenbereich)

Ausdrücklich wird darüber hinaus grundsätzlich eine partnerschaftliche Vorgehensweise im Sinne einer möglichst breiten Nutzung der Sportanlage unter weitest gehender Berücksichtigung der jeweiligen Einzelinteressen vereinbart.

2.2. (Betriebskosten)

Grundsätzlich trägt jeder Vertragspartner für die von ihm exklusiv genutzten Flächen auch sämtliche anfallenden Betriebskosten (Versicherungen für das Inventar, Betriebs- und Haftpflichtversicherung, Heizung, Reinigung, Strom, ...).

Die Polizzierung der Gebäudeversicherung für das gesamte Gebäude wird von der Stadtgemeinde als Eigentümerin vorgenommen. Diese Kosten werden anteilig an die Mieter im Rahmen der Betriebskostenvorschreibung weiter verrechnet

Die Betriebskosten für die als Allgemeinflächen definierten Gebäudeteile (insb. die Gänge und das Stiegenhaus werden nicht als Mietfläche für den Verein berechnet, sondern anteilig nach den, den Vertragsparteien zugewiesenen Flächen.
Für die allgemein zugänglichen Toilettenanlagen neben der Tribüne werden die anfallenden Betriebskosten jeweils zur Hälfte von den beiden Vertragsparteien getragen. Die anfallenden Reinigungskosten übernimmt aber zur Gänze der FC Pinzgau.
Um für die grundsätzlich vorgesehene Aufteilung der Betriebskosten eine möglichst praktikable und transparente Grundlage zu schaffen, sind bereits bei der Errichtung der Immobilie bei den Verbrauchszählern die möglichst geeigneten technischen und baulichen Vorkehrungen zu treffen.

2.3. (Vermarktung der Sportanlage)
Die Vermarktung der gesamten Sportanlage zu Werbezwecken obliegt wie auch bisher dem Verein. Insbesondere stimmt die Stadtgemeinde Saalfelden schon jetzt zu, dass der FC Pinzgau Verhandlungen mit potenziellen Namenssponsoren für die neue Sportanlage führt. Der Verein verpflichtet sich in diesem Zusammenhang, die Stadtgemeinde Saalfelden vor Abschluss eines dementsprechenden Sponsoringvertrages einzubinden. Da die zukünftigen Einnahmen aus dem Namenssponsoring für den FC Pinzgau eine wichtige finanzielle Säule darstellen, verbleiben sämtliche Einnahmen daraus - wie üblich - beim Verein.

2.4. (Unterverpachtung)
Der Verein als zukünftiger Mieter/Pächter ist berechtigt, sämtliche ihm gemäß Punkt 2.1 exklusiv zugeordneten Flächen des Miet/Pachtgegenstandes ganz oder teilweise, an wen auch immer, zu welchen Konditionen auch immer unter zu verpachten. Längerfristige Unterverpachtungen (den Zeitraum von 1 Monat überschreitend) sind aber nur mit der schriftlichen Zustimmung der Gemeinde gestattet. Für gemeindenahe Einrichtungen sollen sich die Entgeltforderungen des FC Pinzgau aus der Unterverpachtung in etwa an den für den FC Pinzgau entstehenden Selbstkosten orientieren und diese nicht überschreiten.
Dies soll insbesondere für jenen Fall gelten, als beispielsweise aus steuerlichen Gründen eine Betreibergesellschaft gegründet wird, welche eben die Anlage führt.
Eine solche vom Verein geplante teilweise oder gänzliche Unterverpachtung ist der Gemeinde ehestmöglich nachweislich bekannt zu geben.
Das Recht der Untervermietung ist allerdings daran gekoppelt, dass von Seiten der Stadtgemeinde Saalfelden als Verpächterin/Vermieterin keine begründeten Bedenken gegen den oder die einzelnen Untermieter bestehen.

2.5. (Option auf Abschluss eines weiteren Miet- oder Pachtvertrag)
Spätestens ab der Übergabe der Räumlichkeiten an den FC Pinzgau wird für die Laufzeit dieser Punktation (=vsl. bis 31.12.2019) bei Bedarf allenfalls noch ein unentgeltlicher Miet/Pachtvertrag abgeschlossen. Der Miet/Pachtzins entfällt für diesen Zeitraum auf Grund der zu erbringenden Eigenleistungen des Vereins bei der erstmaligen Einrichtung der Räumlichkeiten.

Die Parteien verpflichten sich bereits mit dieser Punktation unwiderruflich, einen allenfalls folgenden Miet/Pachtvertrag fristgerecht zu errichten, sobald die Voraussetzungen hierfür gegeben sind. Dies wird voraussichtlich ab dem 1.1.2020 - nach der beiderseitigen Lern- und Beobachtungsphase dieser Punktation - der Fall sein.

Spätestens in diesem abzuschließenden Miet-/Pachtvertrag erfolgt sodann die detaillierte Ausformulierung aller notwendigen und üblichen Punkte des Miet-/Pachtvertrages.

Grundsätzlich wird von den Vertragsparteien geplant, für den zukünftigen Vertrag ab 1.1.2020 einen ortsüblichen Miet/Pachtzins zu vereinbaren, wobei sich dieser Zins an den anderen vergleichbaren Mieten für Gemeindegebäude orientiert.
Die Stadtgemeinde erklärt bereits zu diesem Zeitpunkt ausdrücklich, keinesfalls in eine für sie gänzlich oder nur sehr langfristig unkündbaren Miet-/Pachtsituation gelangen zu wollen. Der FC Pinzgau akzeptiert diese grundsätzliche Position der Stadtgemeinde.

3. Nebenabreden

3.1. Sämtliche Änderungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Gültigkeit einer gesonderten ausdrücklichen schriftlichen Vereinbarung.

3.2. Die Gemeindevertretung der Stadtgemeinde Saalfelden hat in der Sitzung vom 13. März 2017 dem Abschluss dieses Vertrags zugestimmt.

3.3. Für alle Streitigkeiten aus dieser Punktation unterwerfen sich die Parteien ohne Rücksichtauf die Höhe des Streitwertes der sachlichen und örtlichen Zuständigkeit des für die Gemeinde Saalfelden zuständigen Bezirksgerichtes.

3.4. Dieser Vertrag wird in zwei Ausfertigungen errichtet, wovon je eine für die beiden Vertragspartner bestimmt ist.

3.5. Die Gültigkeit dieses Vertrages ist aufschiebend bedingt von der Auflösung des Pachtvertrages zwischen der Gemeinde und dem Arbeiter Turn- und Sportverein ASKÖ Saalfelden (bzw. dessen Rechtsnachfolger) vom 23.10.1949. Jedenfalls sind aber die von dieser Punktation betroffenen Flächen - also alle Flächen mit Ausnahme jene nordöstlich außerhalb der Rundbahn/= Bereich der Tennisplätze - vom alten Vertrag zu entlassen bzw. zu reduzieren.

Saalfelden, am 23. März 2017

Der Mieter/Pächter:

Für den FC Pinzgau Saalfelden

Für die Stadtgemeinde Saalfelden als Vermieterin/Verpächterin:

Der Bürgermeister:

Erich Rohrmoser

STADTGEMEINDEAMT SAALFELDEN am Steinernen Meer, Land Salzburg, Verw. Bez. Zell am See

Der Vizebürgermeister:

Markus Latzer

Beilagen (6)

1 Auflistung der Nutzungsflächen
2 Gesamtübersicht Sportanlage
3 Ansichten und Schnitte des Gebäudes
4 1. Obergeschoss
5 Erdgeschoss
6 Untergeschoss

STADTAMT
SAALFELDEN

Sportanlage Bürgerau - Neubau Vereinsheim und Außenanlagen

STADTAMT
SAALFELDEN

Stand: Entwurfsplanung, übermittelt am 08.02.2017

Geschoss	Raum	Fläche in	Nutzer	Summe WAKI	Summe FC	Summe GDE
UG						
1	Bewegungsraum	49,50	WAKI			
2	Garderobe	14,93	WAKI			
3	Bastelwerkstatt	11,88	WAKI			
4	Dusche	6,05	WAKI			
5	WC1+2	2,76	WAKI			
6	Malort	11,88	WAKI	97,00		
7	Technikraum	21,60	SGD			
8	Treppenhaus+Lift	23,46	SGD			
9	Schiedsrichter+Du	21,09	SGD			
10	Kabine 4	21,60	SGD			
11	Dusche+WC`s	20,80	SGD			
12	Kabine 3	21,60	SGD			
13	Kabine 2	21,60	SGD			
14	Dusche+WC`s	20,80	SGD			
15	Kabine 1	21,60	SGD			194,15
				97,00		194,15
EG						
1	Arzt/Trainer+Du	22,90	FC			
2	Platzwart	10,15	FC			
3	Kabine 8	19,84	FC			
4	Dusche+WC`s	21,22	FC			
5	Kabine 7	23,15	FC		97,26	
6	Technikraum	20,66	SGD			
7	Treppenhaus+Lift	26,46	SGD			70,85
8	Gang 1+2	44,39	FC			
9	Lager Lokal	10,57	FC			
10	Waschraum	10,87	FC			
11	Kabine 6	24,25	FC			
12	Dusche+WC`s	20,92	FC			
13	Kabine 5	19,84	FC			
14	Lager Fussball	25,15	FC			
15	Lager	9,00	FC		164,99	
16	WC-Herren	14,09	SGD			
17	WC-Damen	12,56	SGD			
18	Barrierefreies WC	3,85	SGD			
19	Vorr. WC (Freiber.)	6,38	SGD			36,88
					262,25	107,73
OG1						
1	Büro1+2, Schulung	82,06	FC			
2	Barrierefreies WC	8,55	FC			
3	WC-Herren	7,86	FC		98,47	
4	Treppenhaus+Lift	27,92	SGD			27,92
5	Lokal	46,80	FC			
6	Abstellraum	10,67	FC			
7	Lager Terrasse	25,90	FC		83,37	
8	Terrasse	237,86	FC		nicht berrücks.	
					181,84	27,92
UG, EG, OG1				97,00	444,09	329,80

Beilage 1: Auflistung der Nutzungsflächen

STADTAMT
SAALFELDEN


silka.kaserer.architekten
FC Pinzgau
Lageplan
Entwurf
1:500

Beilage 2: Gesamtübersicht Sportanlage



Beilage 3: Ansichten und Schnitte des Gebäudes



Beilage 4: 1. Obergeschoss



Beilage 5: Erdgeschoss

STADTAMT
SAALFELDEN



Beilage 6: Untergeschoss